Exhibit 99.1

          PSB Announces Quarterly Net Income Up 19%

 For more information, contact:

 Scott M. Cattanach
 Treasurer and Chief Financial Officer
 715-847-4020
 scattanach@psbwi.com

 Wausau, Wisconsin - October 18, 2002

 HIGHLIGHTS

    o Diluted earnings per share of $1.25, up 19% over prior year quarter.

    o Asset growth of 13% to $360 million compared to September 2001.

    o Return on equity of 15.00%, up 69 basis points over prior year quarter.

    o Board of Directors announces 2 for 1 stock split effective upon shareholder approval of increase in authorized shares.

 PSB Holdings, Inc. (OTCBB:PSBQ.OB), parent company of Peoples State Bank Wausau, Wisconsin today reported third quarter September 2002 earnings of $1.26 per share ($1.25 per share fully diluted), compared to $1.05 per share during the third quarter of 2001. Book value increased to $33.66, compared to $30.25 at September 2001.

 Peoples State Bank is headquartered in Wausau, Wisconsin with seven retail locations serving north central Wisconsin in Marathon, Lincoln, Oneida, and Vilas counties. In addition to traditional loan and deposit products, the Bank provides investments and retirement planning and long-term fixed rate residential mortgages. Financial performance is expressed in thousands, except per share data.

 Net income for the quarter ended September 30, 2002 was $1,051 compared to $1,024 in the second quarter of 2002 and $885 in September 2001. Operating results for the third quarter 2002 generated an annualized return on average assets (ROA) and return on average equity (ROE) of 1.17 percent and 15.00 percent, respectively. Comparable ratios for the same quarter in 2001 were ROA of 1.12 percent and ROE of 14.31 percent. ROA and ROE for the year ended December 31, 2001 were 1.05 percent and 13.96 percent, respectively.

 On October 4, 2002, the Company also announced a 2 for 1 stock split pending shareholder approval of an increase in authorized shares at a special meeting on November 19, 2002.

 NET INTEREST INCOME

 Improved net interest income was a significant contributor to increased earnings. Net interest income increased $347 from $2,909 for the quarter ended September 30, 2001 to $3,256 for the current quarter ended September 30, 2002. Tax-adjusted net interest margin as a percent of average interest earning assets declined slightly from 4.03 percent in September 2001 to 3.95 percent in 2002 as loans were originated with lower interest rates. Net interest margin was 3.73 percent for the year ended December 31, 2001.
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 Also contributing to the increase in net interest income was growth in total average loans of $29,898, or 14% over the comparable year-ago period. Total assets increased to $360,305 at September 30, 2002, an increase of 13% over September 2001.

 SERVICE FEE AND NONINTEREST INCOME

 Earnings continue to improve from an increase of income from the sale of long-term fixed rate mortgage loans to outside investors. Gain on sale of such loans was $310 in September 2002 compared to $34 during September 2001. The majority of loans sold to outside investors continue to be serviced by the Bank directly with the customer. At September 30, 2002, the Bank serviced over $65 million of loans for outside investors compared to $19 million in the prior year period. President and CEO David Kopperud said, "Peoples was the largest mortgage lender in Marathon County during August 2002 and the Bank is proud to meet the needs of homeowners and families in our communities."

 During the past quarter, the Bank also introduced a new annuity investment product for customers looking for a higher yield than available on traditional certificates of deposit. The product generated an additional $47 of commission income during the quarter. Senior Vice President David Svacina remarked, "Our goal is to meet the needs of our customers using new products when appropriate and many customers have enjoyed the benefits of this additional flexibility."

 OPERATING EXPENSES

 Noninterest operating expenses increased $229 to $2,097 in September 2002 compared to $1,868 during September 2001. However, operating costs as a percentage of average assets decreased from 2.36 percent in September 2001 to
 2.34 percent in the current quarter. The majority of the increase in operating expenses was from additional salaries, wages, and benefits paid to employees. These additional operating costs have been offset by increased revenue, as the expense efficiency ratio has improved from 55.38% in September 2001, to 49.52% in the current quarter.

 The Company continues to work with borrowers negatively affected by the current recession and provided $450 to increase the allowance for estimated loan losses during September 2002 compared to $150 in the prior year quarter. Management reviews the activity in identified problem loans weekly and recognizes adequate and reasonable loan loss reserves as required.

 FORWARD LOOKING STATEMENTS

 Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                             (table follows)
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
 PSB HOLDINGS, INC.
 (Unaudited)


 FINANCIAL HIGHLIGHTS               Three months ended         Nine months ended
 (DOLLARS IN THOUSANDS,                September 30,            September 30,
   EXCEPT PER SHARE DATA)            2002        2001        2002           2001

 EARNINGS
 Net income                         $    1,051   $      885  $    3,033   $      2,493
 Diluted earnings per share               1.25         1.05        3.61           2.97
 Net book value per share                33.66        30.25       33.66          30.25

 PERIOD END BALANCE SHEET

 Gross loans receivable               $255,680     $224,585    $255,680       $224,585
 Total assets                          360,305      318,466     360,305        318,466
 Deposits                              288,592      249,477     288,592        249,477
 Borrowings                             41,514       41,692      41,514         41,692

 KEY EARNINGS RATIOS
 (annualized and tax adjusted)

 Return on average assets                 1.17%        1.12%       1.18%         1.06%
 Return on stockholders' equity          15.00%       14.31%      15.07%        13.94%
 Net interest margin                      3.95%        4.03%       3.97%         3.75%
 Efficiency ratio                        49.52%       55.38%      52.30%        55.42%

 CREDIT QUALITY AND CAPITALIZATION

 Allowance for loan losses
   to gross loans                         1.33%        1.24%       1.33%         1.24%
 Net loans charge-offs to
   average loans                          0.12%        0.02%       0.15%         0.04%
 Average tangible stockholders'
   equity to average assets               7.61%        7.57%       7.65%         7.39%

 SHARE PRICE INFORMATION

 High                                $   42.10    $   31.75   $   42.10     $   40.00
 Low                                     38.35        29.00       33.25         27.00
 Market value at period end              41.15        31.75       41.15         31.75
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